Artisan Partners Asset Management Inc. Reports November 2014 Assets Under Management
Milwaukee, WI - December 9, 2014 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of November 30, 2014 totaled $109.5 billion. Separate accounts accounted for $48.0 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $61.5 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of November 30, 2014 - ($ Millions)
Global Equity Team
Non-U.S. Growth	29,808
Non-U.S. Small-Cap Growth	1,337
Global Equity	695
Global Small-Cap Growth	163

U.S. Value Team
U.S. Mid-Cap Value	14,155
U.S. Small-Cap Value	2,634
Value Equity	2,024

Growth Team
U.S. Mid-Cap Growth	16,953
U.S. Small-Cap Growth	2,731
Global Opportunities	4,832

Global Value Team
Non-U.S. Value	17,268
Global Value	15,508

Emerging Markets Team
Emerging Markets	859

Credit Team
High Income	542
Firm Total	$109,509	[1]

1In November, Artisan Funds, Inc. made its annual income and capital gains distributions. As a result, November month-end AUM includes the impact of approximately $635 million of cash distributions not re-invested in the funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is an independent investment management firm focused on providing high value-added, active investment strategies to sophisticated clients globally. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners has six autonomous investment teams that oversee fourteen distinct U.S., non-U.S. and global investment strategies. Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. The firm’s principal offices are located in Milwaukee, San Francisco, Atlanta, New York, Kansas City and London.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com